Bulldog Technologies Announces LOI with iComPort of Iraq
After Successful Pilot of TankerBOSSTM

Bulldog and iComPort enter into Exclusive Business Relationship to be Sole Reseller of the TankerBOSSTM Solution for the Oil Ministry of Iraq

RICHMOND, British Columbia, February 23, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless cargo security solutions, today announced the signing of a Letter of Intent (LOI) with iComPort (www.i-comport.com) to be their exclusive supplier of choice and partner for the Iraqi Oil Ministry's project to track and monitor oil tanker trucks. The LOI details the exclusive arrangement between iComPort and Bulldog for the design, build and installation of TankerBOSSTM, Bulldog's oil tanker security solution, for the Oil Ministry of Iraq.

The joint solution from Bulldog and iComPort has successfully been piloted by the Iraqi Oil Ministry, with the LOI being a direct result of the successful pilot program. iComPort is the leading IT company in Iraq, providing specialized business software solutions, media production and consulting, and custom software development services to all Iraqi public institutions and corporations. iComPort is comprised of 6 divisions; Custom Software Division, Business Management Division, Vertical Solutions Division, GIS and Tracking Division, Digital Media Division, IT Infrastructure Division. "Bulldog is excited to be associated with iComPort, an organization that has been heavily involved in the rebuilding of Iraq with more than 125 private companies, 15 Iraqi Ministries and another 9 media and major institutions that they count as customers. They are the perfect partner," said John Cockburn President and CEO of Bulldog Technologies Inc. iComPort also boasts technology partner relationships with the likes of Oracle, Microsoft, Cisco Systems, Hewlett Packard and Sun Microsystems IForce. The LOI further details the expected future purchase and delivery of TankerBOSSTM systems from Bulldog equating to an estimated $2.7M with additional systems to follow.

"Bulldog has been working closely with iComPort's GIS and Tracking Division for a period of time now to put together a solid proposal that addressed their technology and security requirements as well as deliver an aggressive ROI," said James McMillan, COO of Bulldog Technologies. "Our TankerBOSSTM solution meets and exceeds all of these requirements. The mission critical environment that these tankers operate in requires solid fail safe technology. The TankerBOSSTM solution will help to monitor and manage the fleet of trucks and provide an unparallel level of security that is needed in War torn Iraq."

The Bulldog TankerBOSSTM is a triple-redundant electronic security system that simultaneously monitors internal fluid levels and all ingress and egress points on tanker trucks.  It interfaces to existing Automatic Vehicle Location (AVL) Systems (i.e. GPS, Satellite/Cellular Systems).  The TankerBOSSTM System is completely scalable, as it can be used with various quantities and combinations of level, flow and tamper sensors to match the exact requirement of the application.  It can also be used to replace expensive fuel level management systems.

The TankerBOSSTM solution monitors three types of sensor units. The level sensor mounts externally on the top of the tank cavity and uses a series of magnetic read switches to measure the level of fluid in the tank.  The sensor automatically alarms when the level drops below a user-defined threshold.  It also acts as an external filling level meter which negates the requirement for an external filling monitor. The tamper sensors are used for all access points, handles and covers, and provide a visible and electronic seal. Their stainless steel construction makes them extremely rugged and easy to use and maintain.  Flow sensors are used to monitor flow in the discharge pipe(s), and are scalable to fit any size.  Working together, the sensors provide triple redundancy to ensure that the contents of the tanker are completely protected from theft and tampering.

"After extensive research, we felt that Bulldog's TankerBOSSTM was by far the most flexible and advanced solution on the market today. It not only addresses the requirements put forth by the Iraqi Oil Ministry but does so in an elegant and reliable fashion while delivering an impressive ROI", said Saeed Kadhim, Chief Technology Officer for iComPort. "We are continuing to work with Bulldog and the Iraqi Oil Ministry in finalizing this project."

"iComPort has established itself as the leading IT company in Iraq with a very impressive client base", said Richard Booth, VP Sales for Bulldog Technologies. "We are confident that with our value proposition and their relationships, our joint proposal will be looked upon favorably." Richard continued on to say, "After receiving this news from Iraq, Bulldog Technologies Inc. is aggressively pursuing the Hazardous Material Tanker market on an international basis. This market has enormous potential for our products and solutions."

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog's solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog's proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com.

Contact:

Bulldog Technologies Inc. Press Contact: Jan Roscovich PR Director (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Investor Contact: eff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com